EXHIBIT 99.6

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of Investment Units (as defined in the Prospectus) of ORBIMAGE Inc. (“ORBIMAGE”).

      This form will instruct you whether to exercise Rights to purchase Investment Units distributed with respect to the shares of ORBIMAGE’s common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of ORBIMAGE Inc. Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for Investment Units.

Box 2. ☐ Please EXERCISE RIGHTS for Investment Units as set forth below.

	Number of Shares	Subscription Price	Payment

Basic Subscription Privilege:		X	= $ (Line 1)

Over-Subscription Privilege:		X	= $ (Line 2)

Total Payment Required:		X	= $ (Sum of Lines 1 and 2; must equal total amounts of boxes 3 and 4)

Box 3. ☐ Payment in the following amount is enclosed $ .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

Signature(s)

Please type or print name(s) below:

Date:                     , 2005